                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT




                        ELITE INFORMATION SYSTEMS, INC.,

                          ELITE INFORMATION GROUP, INC.


                                       AND


                                MELLON BANK, N.A.


                                  MAY 16, 2000

                                TABLE OF CONTENTS

                                                                                       PAGE(S)
                                                                                       -------
ARTICLE 1      DEFINITIONS..................................................................1
        1.1    Defined Terms................................................................1
        1.2    Other Definitional Provisions................................................8
ARTICLE 2      THE CREDIT...................................................................8
        2.1    The Revolving Loans..........................................................8
               (a)    The Revolving Commitment..............................................8
               (b)    Making the Revolving Loans............................................8
               (c)    Reduction of the Revolving Commitment.................................9
               (d)    Revolving Note........................................................9
        2.2    Repayment....................................................................9
               (a)    Mandatory Repayments..................................................9
               (b)    Optional Payment......................................................9
        2.3    Interest Rate and Payment Dates.............................................10
               (a)    Payment..............................................................10
               (b)    Interest Rate........................................................10
               (c)    Rate Periods.........................................................10
               (d)    Interest After Maturity..............................................11
               (e)    Selection, Conversion or Renewal of Rate Options.....................11
               (f)    Prime Rate Fallback..................................................12
        2.4    Letters of Credit and Letter of Credit Guarantees...........................12
        2.5    Fees........................................................................13
               (a)    Loan Fee.............................................................13
               (b)    Unused Commitment Fee................................................13
ARTICLE 3      GENERAL PROVISIONS CONCERNING THE LOANS.....................................13
        3.1    Use of Proceeds.............................................................13
        3.2    Computation of Interest and Fees............................................14
               (a)    Calculations.........................................................14
               (b)    Determination by Bank................................................14
        3.3    Payments....................................................................14
        3.4    Payment on Non-Business Days................................................14
        3.5    Reduced Return..............................................................14
        3.6    Indemnities and Losses......................................................14
               (a)    Indemnities..........................................................14
               (b)    Funding Losses.......................................................15
        3.7    Requirements of Law.........................................................15
ARTICLE 4      CONDITIONS OF LENDING.......................................................16
        4.1    Conditions Precedent to Initial Loans.......................................16
        4.2    Conditions Precedent to Each Borrowing......................................18
        4.3    Conditions Subsequent.......................................................18
ARTICLE 5      REPRESENTATIONS AND WARRANTIES..............................................19
        5.1    Representations and Warranties..............................................19
               (a)    Organization.........................................................19
               (b)    Authorization........................................................19


                                                                                       PAGE(S)
                                                                                       -------
               (c)    Governmental Consents................................................19
               (d)    Validity.............................................................19
               (e)    Financial Condition..................................................19
               (f)    Litigation...........................................................20
               (g)    Employee Benefit Plans...............................................20
               (h)    Disclosure...........................................................20
               (i)    Environmental Matters................................................20
               (j)    Employee Matters.....................................................21
               (k)    Solvency.............................................................21
               (l)    Title to Properties..................................................21
               (m)    Tax Returns..........................................................21
               (n)    Compliance with Other Agreements and Applicable Laws.................21
ARTICLE 6      COVENANTS...................................................................22
        6.1    Affirmative Covenants.......................................................22
               (a)    Financial Information................................................22
               (b)    Notices and Information..............................................23
               (c)    Corporate Existence, Etc.............................................24
               (d)    Payment of Taxes and Claims..........................................24
               (e)    Maintenance of Properties; Insurance.................................24
               (f)    Inspection...........................................................24
               (g)    Compliance with Laws Etc.............................................24
               (h)    Hazardous Waste Studies..............................................25
               (i)    Books and Records....................................................25
               (j)    Minimum Cash Collateral..............................................25
               (k)    Year 2000 Compliance.................................................25
               (l)    Additional Information...............................................25
        6.2    Negative Covenants..........................................................25
               (a)    Consolidated Leverage Ratio..........................................25
               (b)    Total Liabilities to Consolidated Tangible Net Worth Ratio...........25
               (c)    Consolidated Quick Ratio.............................................25
               (d)    Liens Etc............................................................25
               (e)    Debt.................................................................26
               (f)    Consolidation, Merger or Dissolution, Asset Acquisitions.............26
               (g)    Loans, Investments, Secondary Liabilities............................27
               (h)    Asset Sales..........................................................27
               (i)    Dividends and Redemptions............................................28
               (j)    Transactions with Affiliates.........................................28
               (k)    Restructure..........................................................28
               (l)    Effect of Merger.....................................................28
                      (i)    Debt..........................................................28
                      (ii)   Consolidation, Merger or Dissolution, Asset Acquisitions......28
                      (iii)  Loans Investment Secondary Liabilities........................28
                      (iv)   Asset Sales...................................................29
                      (v)    Dividends and Redemptions.....................................29
ARTICLE 7      EVENTS OF DEFAULT...........................................................29
        7.1    Events of Default...........................................................29


                                                                                       PAGE(S)
                                                                                       -------
ARTICLE 8      MISCELLANEOUS...............................................................31
        8.1    Amendments, Etc.............................................................31
        8.2    Notices, Etc................................................................32
        8.3    Right of Setoff:  Security Interest in Deposit Accounts.....................32
        8.4    No Waiver; Remedies.........................................................32
        8.5    Costs and Expenses..........................................................32
        8.6    Participations..............................................................33
        8.7    Effectiveness: Binding Effect...............................................33
        8.8    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.......33
        8.9    Waiver of Notices...........................................................34
        8.10   Destruction of Borrower's Documents.........................................34
        8.11   Entire Agreement............................................................34
        8.12   Separability of Provisions..................................................34
        8.13   Execution in Counterparts...................................................34
        8.14   Confidentiality.............................................................35

EXHIBIT A   Revolving Note
SCHEDULE 5.1(i) Environmental Matters
SCHEDULE 5.1(f) Litigation/Proceedings
SCHEDULE 6.2(f) Permitted Liens

                                CREDIT AGREEMENT


        This Credit Agreement dated as of May 16, 2000 is entered into among ELITE INFORMATION SYSTEMS, INC., a California corporation (the "Borrower"), ELITE INFORMATION GROUP, INC., a Delaware corporation ("EIG"), and MELLON BANK, N.A. (the "Bank"). The Borrower, EIG and the Bank agree as follows:

                                    Article 1
                                   DEFINITIONS

        1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

        "Agreement": This Credit Agreement, as amended, supplemented or modified from time to time.

        "Bank": As set forth in the introductory paragraph of this Agreement.

        "Borrower": As set forth in the introductory paragraph of this Agreement.

        "Borrowing": As defined in Section 2.1.

        "Business Day": Any day on which the Bank is open for business at the location where the Note is payable unless otherwise stated.

        "Capital Leases": As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

        "Change of Control": Shall be deemed to have occurred at such times as:
(a) EIG shall fail to own directly one hundred percent (100%) of the issued and outstanding common stock of Borrower or Elite.com, except common stock issued to employees of Elite.com pursuant to an employee stock option plan not to exceed fifteen percent (15%) of the issued and outstanding common stock ; or (b) Borrower shall fail to own directly one hundred percent (100%) of the issued and outstanding common stock of EISI; or (c) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Act of 1934), other than Solution 6 or any of its Subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty percent (30%) of the total voting power of all classes of stock then outstanding of EIG normally entitled to vote in the election of directors.

        "Commitment": The Bank's obligation to make Loans to the Borrower pursuant to Article II in the amount or amounts referred to therein.

        "Consolidated Leverage Ratio": At any date of determination, the ratio of Total Funded

Debt to EBITDA, calculated on a rolling four-quarter basis ending on the date of determination.

        "Consolidated Net Income": For any period, the net income (or loss) of EIG and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that, there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of EIG) in which any other Person (other than EIG or any Subsidiary) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to EIG or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of EIG or is merged into or consolidated with EIG or any of its Subsidiaries or that Person's assets are acquired by EIG or any of its Subsidiaries, (c) the income of any Subsidiary of EIG to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgement, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to the sale of any capital assets or returned surplus assets of any pension plan of EIG or its Subsidiaries and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.

        "Consolidated Quick Ratio": At any date of determination, the ratio of cash and cash equivalents plus net trade receivables at such date to total current liabilities determined in conformity with GAAP, plus any outstanding balance under the Note and less any deferred revenues, all calculated on a consolidated basis for EIG and its Subsidiaries in conformity with GAAP.

        "Consolidated Tangible Net Worth": At any date of determination, the sum of the capital stock, additional paid-in capital and any indebtedness of EIG or its Subsidiaries subordinated as to payment and performance to the obligations of EIG to the Bank hereunder on terms and conditions acceptable to Bank, plus retained earnings (or minus accumulated deficit) of EIG and its consolidated Subsidiaries, minus (i) treasury stock, (ii) intangible assets (including, without limitation, franchises, patents, patent applications, trademarks, brand names, goodwill, purchased contracts and deferred charges (including unamortized debt discount and expense and organization costs) and (iii) receivables, advances, loans and all other amounts due from employees, officers, shareholders and/or affiliates, on a consolidated basis determined in conformity with GAAP.

        "Documentary L/C's": Documentary import letters of credit issued for the account of Borrower for the purpose of facilitating Borrower's import of inventory and having a tenor of not more than one hundred fifty (150) days.

        "Dollars and $": Dollars in lawful currency of the United States of America.

        "EBITDA": For any period, the consolidated net income of EIG and its Subsidiaries before interest, depreciation and amortization expense and provision for income taxes and without giving effect to any extraordinary gains and gains from sales of assets (other than sales of inventory in the ordinary course of business), for such period.

        "EIG": As set forth in the introductory paragraph of this Agreement.

        "EISI": Elite Information Systems International, Inc., a California corporation.

        "Elite.com":  Elite.com Inc., a Delaware corporation.

        "ERISA": The Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter and any successor statute.

        "ERISA Affiliate": As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

        "Event Of Default." As defined in Section 7.1.

        "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession or any public commission having regulatory responsibility over the Borrower, EIG or any Subsidiary.

        "Guarantors": EIG, Elite.com and EISI and, at any time after the date hereof, any other Subsidiary of EIG that has become a guarantor of the obligations of Borrower hereunder, and Solution 6 if the Bank requires its guaranty under Section 4.3.

        "Interest Rate Options":  As defined in Section 2.3(b).

        "Internal Revenue Code": The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statute.

        "L/C":  As defined in Section 2.4(a).

        "Libor Rate": For any day for any proposed or existing Rate Segment corresponding to a Rate Period shall mean the rate per annum determined by Bank to be the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/16 of 1%) (A) the rate of interest (which shall be the same for each day in such Rate Period) estimated in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in United States dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Rate Period for delivery on the first day of such Rate Period in amounts comparable to such Rate Segment (or, if there are no such comparable amounts actively traded, the smallest amounts actively traded) and have maturities comparable to such Rate Period by (B) a number equal to 1.00 minus the Libor Rate Reserve Percentage for such day.

        The "Libor Rate" may also be expressed by the following formula:

            [average of rates offered to major
                            money banks in the London inter-
        Libor Rate = bank market estimated by the Bank]
                            [1.00 - Libor Rate Reserve Percentage]

        "Libor Rate Margin": At any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Leverage Ratio of EIG at such date:


                Consolidated Leverage Ratio             Libor Rate Margin
                ---------------------------             -----------------
          less than 0.75:1.00                                  1.0%

          greater than or equal to 0.75:1.00 but              1.25%
          less than 1.50:1.00

          greater than or equal to 1.50:1.00 but              1.75%
          less than 2.00:1.00

          greater than or equal to 2.00:1.00                  2.00%

        "Libor Rate Option": The Interest Rate Option based on the Libor Rate in accordance with the second sentence under the heading "Available Interest Rate Option" set forth in Section 2.3(d) hereof.

        "Libor Rate Portion": At any time, the part, including the whole, of the unpaid principal amount of the Note bearing interest at such time under the Libor Rate Option, or in accordance with the second sentence under the heading "Available Interest Rate Option" set forth in Section 2.3(d) hereof.

        "Libor Rate Reserve Percentage": For any day shall mean the percentage (rounded upward to the nearest 1/16 of 1%), as determined in good faith by Bank (which determination shall be conclusive) as representing for such day the maximum effective reserve requirement (including, without limitation, supplemental, marginal and emergency requirements ) for member banks of the Federal Reserve System with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of any maturity. Each Libor Rate shall be adjusted automatically as of the effective date of any change in the Libor Rate Reserve Percentage.

        "Lien": Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

        "Loans": Loans made to the Borrower pursuant to Section 2.1.

        "Loan Documents": This Agreement, the Note(s) and each security agreement, guarantee, including, but not limited to, the secured guaranties of EIG and the Subsidiary Guarantors, and all other documents required by the Bank in connection with this Agreement and/or the credit extended hereunder.

        "London Business Day": A day for dealing in deposits in United States dollars by and among banks in the London interbank market.

        "Management Change of Control": Chris Poole is no longer President of Borrower or Chief Executive Officer of EIG or Barry Emerson is no longer Chief Financial Officer of Borrower and EIG, and Borrower or EIG, as the case may be, fails to engage a replacement reasonably acceptable to the Bank within sixty
(60) days of such person's termination.

        "Maturity Date": April 30, 2002; provided that, subject to approval by the Bank in its sole discretion, the Maturity Date may be extended for successive one year periods.

        "Merger Agreement": The Agreement and Plan of Merger, dated as of December 14, 1999, between Solution 6, EIG Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Solution 6, and EIG.

        "Note" and "Notes":  The Revolving Note(s).

        "PBGC": The Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

        "Permitted Acquisition": Any acquisition by Borrower or EIG of all the assets or substantially all the assets of another Person or of all the capital stock of another Person; provided that: (a) if such acquired Person is merged into Borrower or EIG, Borrower or EIG, as the case may be, is the surviving entity, (b) such acquired Person is engaged in a similar line of business as that of Borrower and the Guarantors, (c) no Event of Default exists or would occur after giving effect to such acquisition, including, without limitation, pro-forma compliance with the financial covenants set forth herein as of the most recently ended reporting period, (d) such acquired Person has positive net income (as determined in accordance with GAAP) for the twelve (12) month period immediately preceding such acquisition, (e) such acquisition is not the result of a hostile takeover, (f) if such acquisition is a stock acquisition, the acquired Person shall execute and deliver such guaranties and security agreements with respect to the obligations of Borrower to Bank hereunder as Bank shall require, and (g) the aggregate cash consideration paid by Borrower or EIG in connection with such acquisition, whether in a single transaction or a series of related transactions, and any other Permitted Acquisitions in any twelve (12) consecutive month period shall not exceed Five Million Dollars ($5,000,000).

        "Person": An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

        "Plan": Any employee pension benefit plan maintained or contributed to by the Borrower or any ERISA Affiliate of the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

        "Portion": Prime Rate Portion or Libor Rate Portion.

        "Potential Event of Default": A condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

        "Prime Rate": The interest rate per annum announced from time to time by Bank as its Prime Rate. The Prime Rate may be greater or less than other interest rates charged by Bank to other borrowers and is not solely based or dependent upon the interest rate which Bank may charge any particular borrower or class of borrowers. Information concerning the Prime Rate may be obtained from the Bank.

        "Prime Rate Margin": At any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Leverage Ratio of EIG at such date:


                Consolidated Leverage Ratio             Prime Rate Margin
                ---------------------------             -----------------
          less than 0.75:1.00                                     0%

          greater than or equal to 0.75:1.00 but                  0%
          less than 1.50:1.00

          greater than or equal to 1.50:1.00 but                  0%
          less than 2.00:1.00

          Greater than or equal to 2.00:1.00                   0.25%

        "Prime Rate Option": The Interest Rate Option based on the Prime Rate in accordance with the first sentence under the heading "Available Interest Rate Option" set forth in Section 2.3(d).

        "Prime Rate Portion": At any time, the part, including the whole, of the unpaid principal amount of the Note bearing interest at such time under the Prime Rate Option, or in accordance with the first sentence under the heading "Available Interest Rate Option" set forth in Section 2.3(d) or Section 2.3(f) hereof.

        "Rate Period": As defined in Section 2.3(c).

        "Rate Segment": Of the Libor Rate Portion at any time shall mean the entire principal amount of such Portion to which at such time there is applicable a particular Rate Period beginning on a particular day and ending on another particular day. (By definition, each Portion is at all times composed of an integral number of discrete Rate Segments, each corresponding to a particular Rate Period, and the sum of the principal amounts of all Rate Segments of a particular Portion at any time equals the principal amount of such Portion at such time).

        "Regulation T, U and X": Regulations T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

        "Revolving Commitment": The amount of Ten Million Dollars ($10,000,000) as such amount may be reduced pursuant to Section 2.1(c).

        "Revolving Loans": As defined in Section 2.1(a).

        "Revolving Note": As defined in Section 2.1(d).

        "S.E.C.": The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

        "Solution 6": Solution 6 Holdings, Limited, a New South Wales, Australia corporation.

        "Solvent": When used with respect to any Person, that as of the date as to which the Person's solvency is to be measured:

        (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities) as they become absolute and matured;

        (ii)   it has sufficient capital to conduct its business; and

        (iii)  it is able to meet its debts as they mature.

        "Standard Notice": An irrevocable notice provided to the Bank on a Business Day which is:

        (i) at least one Business Day in advance in the case of selection of, conversion to or renewal of the Prime Rate Option or prepayment of any Prime Rate Portion; and

        (ii) at least three London Business Days in advance in the case of selection of, conversion to or renewal of the Libor Rate Option or prepayment of any Libor Rate Portion.

Standard Notice must be provided no later than 11:00 a.m., Los Angeles time, on the last day permitted for such notice.

        "Standby L/C's": Standby letters of credit issued for the account of Borrower for business purposes of Borrower and having a tenor of not more than one (1) year.

        "Subsidiary": A corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly, or indirectly through one or more intermediaries, or both, by the Borrower or EIG, as the case may be.

        "Subsidiary Guarantor":  Any Guarantor that is a Subsidiary of EIG.

        "Total Funded Debt": For any period, the total outstanding obligations for borrowed money of EIG and its Subsidiaries for such period, including the Loans and outstanding obligations for seller financing, guaranties and open letters of credit.

        "Unused Amount": As of the end of any fiscal quarter of Borrower, an amount by which the Revolving Commitment exceeds the average daily principal balance of the outstanding Revolving Loans and the undrawn and unreimbursed amount of L/C's during such fiscal quarter.

        1.2 Other Definitional Provisions.

               (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

               (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

                                    Article 2

                                   THE CREDIT

        2.1 The Revolving Loans.

               (a) The Revolving Commitment. The Bank agrees, on the terms and conditions hereinafter set forth, to make loans ("Revolving Loans") to the Borrower from time to time during the period from the date hereof to and including the Maturity Date in an aggregate amount not to exceed the Revolving Commitment less the undrawn and unreimbursed amount of L/Cs, as such amount may be reduced pursuant to Section (c). Each borrowing under this Section (a "Borrowing") shall be in a minimum amount of One Dollar ($1.00); provided that every selection of, conversion to or renewal of the Libor Rate Option shall be in a minimum principal amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) above such amount. Within the limits of the Revolving Commitment and subject to the fulfillment of any other conditions to borrowing contained in this Agreement and the absence of any Event of Default or Potential Event of Default, prior to the Maturity Date, the Borrower may borrow, repay pursuant to Section 2.2(b) and reborrow under this Section.

               (b) Making the Revolving Loans. The Borrower may borrow under the Revolving Commitment on any Business Day, provided that the Borrower shall give the Bank Standard Notice specifying (i) the amount of the proposed Borrowing,
(ii) the requested date of the Borrowing, and (iii) the applicable Interest Rate Option. Upon satisfaction of the applicable conditions set forth in Article IV, the proceeds of all such Loans will then be made available to the Borrower by the Bank by crediting the account of the Borrower on the books of the Bank, or as otherwise directed by the Borrower.

        The Standard Notice may be given in writing (including facsimile transmission) signed by one (1) authorized officer or orally, but if the Standard Notice is provided orally, Borrower shall confirm the oral Standard Notice on the same day in writing (including facsimile transmission) no later than 4:00 p.m., Los Angeles time, and any conflict regarding a written or oral notice and the Bank's books and records applicable to the same Borrowing shall be conclusively determined by the Bank's books and records. The Bank shall not incur any liability to the Borrower in acting upon any oral or written notice of Borrowing which the Bank believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

               (c) Reduction of the Revolving Commitment. The Borrower shall have the right, upon at least two Business Days' notice to the Bank, to reduce in part the unused portion of the Revolving Commitment, without premium or penalty, provided that each partial reduction shall be in the aggregate amount of One Hundred Thousand Dollars ($100,000) or an integral multiple thereof and that such reduction shall not reduce the Revolving Commitment to an amount less than the amount outstanding hereunder on the effective date of the reduction. Such notice shall be irrevocable and the amount of such reduction shall not be reinstated.

               (d) Revolving Note. The Loans made by the Bank pursuant hereto shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A, with any appropriate insertions (the "Revolving Note"), payable to the order of the Bank and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by the Bank, with interest thereon as prescribed in Section 2.3. The Bank is hereby authorized to record in its books and records and on any schedule annexed to the Revolving Note, the date and amount of each Revolving Loan made by the Bank, and the date and amount of each payment of principal thereof, and in the case of Libor Rate Option Loans, the Libor Rate, the Libor Rate Portion, and the Rate Period with respect thereto, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by the Bank to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Revolving Note, the Bank shall record such information on any schedule annexed to and forming a part of such Revolving Note.

        2.2 Repayment.

               (a) Mandatory Repayments. The aggregate principal amount of the Revolving Loans outstanding on the Maturity Date (including contingent reimbursement obligations under any outstanding L/Cs), together with accrued interest thereon, shall be due and payable in full on the Maturity Date. If at any time the aggregate outstanding Borrowings exceed the Revolving Commitment then in effect, the Borrower shall immediately repay the excess to the Bank.

               (b) Optional Payment. Borrower shall have the right at its option from time to time to prepay the Revolving Loans in whole or in part, without premium or penalty except for any amounts payable under Section 3.6(b). Prepayments shall be made by giving the Bank Standard Notice thereof (which shall be irrevocable), specifying the date, and amount and type of prepayment, and upon such date the amount so specified, accrued interest thereon, and any amounts payable under Section 3.6(b) hereof shall be due and payable.

        2.3 Interest Rate and Payment Dates.

               (a) Payment. The principal balance of the Note shall be paid in accordance with the terms set forth in the Note. Accrued interest on the Prime Rate Portion shall be due and payable on the last Business Day of each month commencing on May 31, 2000. Interest on each Rate Segment of the Libor Rate Portion shall be due and payable on the last day of the corresponding Rate Period. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period equal to or less than three months shall be due and payable on the last day of the corresponding Rate Period. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period greater than three months shall be due and payable on the third and sixth month anniversary date of the first day of the corresponding Rate Period, if any, and on the last day of the corresponding Rate Period. After maturity of any part of a Note (by acceleration or otherwise), interest on such part of the Note shall be due and payable ON DEMAND.

               (b) Interest Rate. The unpaid principal amount of the Note shall bear interest for each day until due on one or more bases selected by Borrower from among the interest rate options (the "Interest Rate Options") set forth below. The applicable Prime Rate Margin and the applicable Libor Rate Margin shall be determined on the first day of the calendar month following delivery of EIG's consolidated and consolidating financial statement for each fiscal year or quarter pursuant to Section 6.1(a) hereof commencing with the financial statements for the fiscal year ended December 31, 1999 (the "Initial Statements"). Borrower understands and agrees: (i) that Bank may from time to time determine (which determination shall be made in good faith based on prevailing conditions in the London interbank market or conditions existing with respect to the source of funds applicable to the affected Interest Rate Option) that the right of Borrower to select, convert to or renew the Prime Rate Option or the Libor Rate Option is not available and (ii) that subject to the provisions hereof Borrower may select any number of Options to apply simultaneously to different parts of the unpaid principal amount of the Note and may select any number of Rate Segments to apply simultaneously to different parts of the Libor Rate Portion.

                         Available Interest Rate Options

Prime Rate Option: (i) During the period from and including the date hereof to and excluding the first day of the calendar month following the date on which Bank shall have received the Initial Statements pursuant to Section 6.1(a)(ii) hereof, a rate per annum for each day equal to the Prime Rate and (ii) thereafter, a rate per annum for each day equal to the Prime Rate for such day plus the applicable Prime Rate Margin.

Libor Rate Option: (i) During the period from and including the date hereof to and excluding the first day of the calendar month following the date on which Bank shall have received the Initial Statements pursuant to Section 6.1(a)(ii) hereof, a rate per annum for each day equal to the Libor Rate for such day plus one percent (1.0%) and (ii) thereafter a rate per annum for each day equal to the Libor Rate for such day plus the applicable Libor Rate Margin.

               (c) Rate Periods. At any time when Borrower selects, converts to or renews the Libor Rate Option, Borrower shall fix a period (the "Rate Period"), which shall, subject to Section 2.3(b), be one, two, three or six months, during which the Libor Rate Option shall apply to the corresponding Rate Segment; provided that (i) Borrower may not elect a Rate Period which will end after the Maturity Date; and (ii) if the period in effect would otherwise end on a day which shall not be a London Business Day, such Rate Period shall be extended to the next succeeding London Business Day, unless such London Business Day falls in another calendar month, in which case such Rate Period shall end on the immediately preceding London Business Day, except that with respect to any Rate Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Rate Period), the Rate Period shall end on the last London Business Day of the applicable calendar month. Bank's right to payment of principal and interest under the Note shall in no way be affected by the fact that one or more Rate Periods may be in effect.

        Interest Rate Options shall be selected in a manner which shall ensure that Borrower shall be able to make scheduled payments of principal under the Note without incurring liability under Section 3.6(b) below; provided, however, that in the event that Borrower prepays any Rate Segment bearing interest under the Libor Rate Portion in order to make a scheduled payment of principal under the Note, Borrower shall indemnify the Bank as provided in Section 3.6(b) below.

               (d) Interest After Maturity. During any period that an Event of Default exists or has occurred and is continuing or after the principal amount of any part of the Prime Rate Portion shall have become due and payable, all amounts outstanding during such period or such amounts that shall have become due and payable, as the case may be, shall bear interest for each day until paid (before and after judgment) at a rate per annum (based on a year of 360 days and actual days elapsed) which for each day shall be the greater of (a) two percent (2%) above the Prime Rate Option on the day such amount become due, and (b) two percent (2%) above the Prime Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate. After the principal amount of any part of the Libor Rate Portion shall have become due and payable, such amount shall bear interest for each day until paid (before and after judgment) (a) until the end of the applicable then current Rate Period at a rate per annum two percent (2%) above the Libor Rate Option otherwise applicable to such part, and (b) thereafter in accordance with the previous sentence.

               (e) Selection, Conversion or Renewal of Rate Options. Subject to the other provisions hereof, Borrower may select any Interest Rate Option to apply to the borrowings evidenced by the Note. Subject to the other provisions hereof, Borrower may convert any part of the unpaid principal amount of the Note from any Interest Rate Option to the other Interest Rate Option: (a) at any time with respect to the conversion from the Prime Rate Option to the Libor Rate Option and (b) at the expiration of any Rate Period with respect to conversion from or renewals of the Libor Rate Option as to the Rate Segment corresponding to such expiring Rate Period. Whenever Borrower desires to select, convert or renew the Libor Rate Option, Borrower shall give Bank Standard Notice thereof (which shall be irrevocable), specifying the date, amount and type of the proposed new Rate Option. If such notice has been duly given, on and after the date specified in such notice, interest shall be calculated upon the unpaid principal amount of the Note taking into account such selection, conversion or renewal, subject to
Section 2.3(b).

               (f) Prime Rate Fallback. If any Rate Period expires, any part of the Rate Segment corresponding to such Rate Period which has not been converted or renewed in accordance with Section 2.3(e) hereof automatically shall be converted to the Prime Rate Option. If Borrower fails to select an Interest Rate Option to apply to the borrowings evidenced by the Note, such borrowings shall be deemed to be at the Prime Rate Option. If at any time the Bank shall have determined in good faith (which determination shall be conclusive) that the accrual of interest at the Libor Rate Option has been made unascertainable, impractical or unlawful by compliance by the Bank in good faith with any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of any such event, the outstanding principal amount of the Note subject to the Libor Rate Option shall accrue interest at the Prime Rate Option and the Borrower shall not have the right to select the Libor Rate Option.

        2.4 Letters of Credit and Letter of Credit Guarantees.

               (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue Documentary L/C's and Standby L/C's for the account of Borrower (each, an "L/C") in an aggregate face amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000). Each L/C shall have an expiry date no later than the Maturity Date, all such L/Cs shall be in form and substance acceptable to Bank in its sole discretion and each commercial L/C will require drafts payable at sight. Bank shall not have any obligation to issue L/Cs to the extent that the face amount of all outstanding L/Cs, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the Revolving Commitment. The L/Cs issued under this Section 2.4 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes. If Bank is obligated to advance funds under an L/C, the amount so advanced immediately shall be deemed to be a Revolving Loan made by Bank to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section
2.3. Borrower further agrees to execute the Bank's standard applications for commercial and/or standby letters of credit, as required by Bank.

               (b) Borrower hereby agrees to indemnify, save, defend, and hold Bank harmless from any loss, cost, expense, or liability, including payments made by Bank, expenses, and reasonable attorneys fees incurred by Bank, arising out of or in connection with any L/Cs, except to the extent resulting from any gross negligence or willful misconduct on the part of the Bank. Borrower agrees to be bound by the Bank's regulations and interpretations of any L/C issued by Bank to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto, except to the extent resulting from any gross negligence or willful misconduct on the part of the Bank. The issuance of any L/C and any amendment to any L/C is subject to the Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank.

               (c) Any and all service charges, commissions, fees (such as amendment fees), and costs as established from time to time by Bank relating to the L/Cs shall be considered Bank expenses under Section 8.5 hereof for purposes of this Agreement and immediately shall be reimbursable by Borrower to Bank. Borrower will pay to Bank a fee equal to a percentage, per annum, equal to the applicable Libor Rate Margin in effect on the calculation date, multiplied by the face amount of all Standby L/Cs issued by the Bank for the benefit of Borrower with a minimum charge of $500 per Standby L/C, such fee to be payable quarterly in arrears. Commercial L/Cs will be charged the Bank's standard issuance and negotiation charges. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

               (d) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Bank in an amount equal to the maximum amount of Bank's obligations under L/Cs, or (ii) cause to be delivered to Bank releases of all of Bank's obligations under its outstanding L/Cs. At Bank's discretion, any proceeds of collateral received by Bank after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.4(d).

        2.5 Fees.

               (a) Loan Fee. Borrower shall pay to Bank a one time loan fee of Fifteen Thousand Dollars ($15,000), which fee shall be fully earned and payable as of the date hereof.

               (b) Unused Commitment Fee. Borrower shall pay to Bank a quarterly unused commitment fee equal to the applicable percentage set forth below opposite the Consolidated Leverage Ratio of EIG as of the end of each fiscal quarter of EIG multiplied by the Unused Amount, which fee shall be fully earned as of the end of each fiscal quarter of EIG and payable in arrears on the first day of the calendar month following delivery of EIG's consolidated and consolidating financial statement for such fiscal year or quarter of EIG pursuant to Section 6.1(a) hereof; provided, however, that until the first day of the calendar month following delivery of the Initial Statements to the Bank, the applicable commitment fee percentage shall be 0.15%:



                    Consolidated Leverage Ratio        Applicable Percentage
                    ---------------------------        ---------------------
            less than 0.75:1.00                                   0.15%

            greater than or equal to 0.75:1.00 but                0.20%
            less than 1.50:1.00

            Greater than or equal to 1.50:1.00                    0.30%


                                    Article 3

                     GENERAL PROVISIONS CONCERNING THE LOANS

        3.1 Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for general corporate purposes, working capital and Permitted Acquisitions.

        3.2 Computation of Interest and Fees.

               (a) Calculations. Interest in respect of the Prime Rate Option Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest in respect of the Libor Rate Option Loans, and any fees payable hereunder, shall be calculated on the basis of a 360 day year for the actual days elapsed.

               (b) Determination by Bank. Each determination of an interest rate or fee by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

        3.3 Payments. The Borrower shall make each payment of principal, interest and fees hereunder and under the Notes, without setoff or counterclaim, not later than 12:00 p.m. (Los Angeles time) on the day when due in lawful money of the United States of America to the Bank at the office of the Bank designated in writing in immediately available funds.

        3.4 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        3.5 Reduced Return. If the Bank shall have determined that any change after the date hereof in any applicable law, regulation, rule or regulatory requirement generally applicable to banks located in California and Pennsylvania (collectively in this Section 3.5 "Requirement") regarding capital adequacy, or any change after the date hereof in the interpretation or administration thereof by any United States federal or state governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its Commitments and obligations hereunder to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material (which amount shall be determined by the Bank's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank does not presently have knowledge of any new Requirement or any pending change in any existing Requirement which would result in such additional amounts being owed.

        3.6 Indemnities and Losses.

               (a) Indemnities. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Bank, and the shareholders, officers, directors, employees and agents of the Bank ("Indemnified Person"), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Indemnified Persons is a party to any litigation), including, without limitation, reasonable attorneys' fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, prior to the assumption of defense by the Borrower, with respect to or arising out of any proposed acquisition by the Borrower or any of its Subsidiaries of any Person or any securities (including a self-tender), this Agreement or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against the Borrower or any of its Subsidiaries (collectively, the "Indemnified Liabilities"), provided that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnified Persons. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person pursuant to this Section, the Indemnified Person shall notify the Borrower within fifteen (15) days of the Bank being notified in writing of the commencement of such action, suit or proceeding, and the Borrower may, at its election, assume the defense of such action, suit or proceeding, employing counsel selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the outstanding Notes for a period of six (6) years.

               (b) Funding Losses. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense including, but not limited to, any such loss or expense arising from interest or fees payable by the Bank to Banks of funds obtained by it in order to maintain its Libor Rate Option Loans hereunder, which the Bank may sustain or incur as a consequence of (i) payment, prepayment or conversion of any part of any Rate Segment of the Libor Rate Portion on a day other than the last day of the corresponding Rate Period (whether or not any such payment is pursuant to demand by Bank under the Note and whether or not any such payment, prepayment or conversion is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); (ii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice thereof, (iii) default by the Borrower in making any payment after the Borrower has given a notice of payment, (iv) attempt by Borrower to revoke in whole or part any irrevocable notice given pursuant to
Section 2.3(e) hereof; or (v) breach of or default by any obligor in the performance or observance of any covenant or condition in the Note, any separate security, guarantee or suretyship agreement between Bank and any obligor, or any other document executed and delivered to Bank by any obligor in connection with the indebtedness evidenced by the Note. If Bank sustains any such loss or expense, it shall from time to time notify Borrower of the amount determined in good faith by Bank (which determination shall, absent manifest error, be conclusive) to be necessary to indemnify Bank for such loss or expense. Such amount shall be due and payable by Borrower ON DEMAND. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

        3.7 Requirements of Law. In the event that any change after the date hereof in any law, regulation or directive generally applicable to banks located in California or Pennsylvania or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any United States federal or state central bank or other governmental authority, agency or instrumentality:

               (a) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement (collectively in this Section 3.7 "Requirements") against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of any Libor Rate at the last Borrowing, conversion or continuation date of a Loan;

               (b) does or shall impose, modify or hold applicable any of the Requirements against Commitments to extend credit;

               (c) does or shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining its Revolving Commitment, or the Libor Rate Option Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by the Bank's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to the Bank, within five (5) Business Days of its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable as determined by the Bank with respect to Sections 3.5 and 3.7 of this Agreement. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Borrower of the event by reason of which it has become so entitled. Such notice shall contain a statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence, and such statement submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. The Bank does not presently have knowledge of any new Requirement or any pending change in any existing Requirement which would result in such additional amounts being owed.


                                    Article 4

                              CONDITIONS OF LENDING

        4.1 Conditions Precedent to Initial Loans. The obligation of the Bank to make its initial advance hereunder or provide L/Cs, is subject to the conditions precedent that:

               (a) The Bank shall have received on or before the day of the initial Borrowing the following, each dated prior to or as of such day, in form and substance satisfactory to the Bank:

                      (i) The Note(s) issued by the Borrower to the order of the Bank;

                      (ii) All releases, terminations and such other documents as Bank may request to evidence and effectuate the termination of any interest in and to any assets and properties of Borrower and each of the Guarantors, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements and Bank shall have satisfied itself that it has valid, perfected and first priority security interests in and liens upon any property which is intended as security for the Loans or the liability of any Guarantor in respect thereto, subject only to the security interests and liens permitted herein or in the other Loan Documents;

                      (iii) All consents, waivers, acknowledgments and other agreements from third persons which Bank may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon any property which is intended as security for the Loans or the liability of any Guarantor in respect thereto or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including, without limitation, acknowledgments by lessors, mortgagees and warehousemen of Bank's security interests in, such property, waivers by such persons of any security interests, liens or other claims by such persons to such property, and agreements permitting Bank access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with such property;

                      (iv) Evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to Bank, and certificates of insurance policies and/or endorsements naming Bank as loss payee;

                      (v) The assignment of all of Borrower's and each Guarantor's rights in registered patents, trademarks, service marks and copyrights on Bank's standard forms of Collateral Assignments;

                      (vi) Copies of the Articles, Certificate of Incorporation, partnership agreement or other organizational document of the Borrower and each Guarantor, certified as of a recent date by the Secretary of State of their respective state of incorporation;

                      (vii) Copies of the Bylaws of the Borrower and each Guarantor, certified by the Secretary or an Assistant Secretary of the Borrower or such Guarantor, as the case may be;

                      (viii) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower and each Guarantor, in form and substance satisfactory to the Bank, approving the Loan Documents and the Borrowings hereunder;

                      (ix) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower and each Guarantor or equivalent document, certifying the names and signatures of the officers of the Borrower or such Guarantor, as the case may be, or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

                      (x) A legal opinion of counsel to Borrower and each Guarantor with respect to the Loan Documents and such other matters as Bank may request; and

                      (xi) Executed copies of all Loan Documents.

               (b) The Bank shall have completed its due diligence review of the Borrower and each Guarantor, including, without limitation, such financial information, projection, budgets, business plans, cash flows as Bank shall reasonably request, and the scope and results thereof shall be satisfactory to Bank in its discretion;

               (c) All fees required to be paid at closing shall have been paid;

               (d) All information previously furnished by Borrower or any Guarantor to Bank shall be true and correct in all material respects;

               (e) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Bank and its counsel, and the Bank and such counsel shall have received any and all further information and documents which the Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities; and

               (f) The Bank shall have received a copy of the Merger Agreement as executed and shall be satisfied in its sole discretion with the terms of the proposed transaction.

        4.2 Conditions Precedent to Each Borrowing. The obligation of the Bank to make a Loan on the occasion of each Borrowing (including the initial Borrowing) or to provide L/Cs shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance of an L/C (a) the following statements shall be true and (b) the Bank shall have received the notice required by Section 2.1(b), which notice shall be deemed to be a certification by the Borrower that:

               (a) The representations and warranties contained in Section 5.1 are correct on and as of the date of such Borrowing as though made on and as of such date,

               (b) No event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default, and

               (c) Nothing shall have occurred since December 31, 1999 and the Bank shall not have become aware of any fact or condition not previously known, which the Bank shall in good faith determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of the Borrower or any of the Guarantors to perform their obligations to the Bank or which has, or could reasonably be expected to have, a materially adverse effect on the performance, business, property, assets, operations, or condition (financial or otherwise) of Borrower and of the Guarantors taken as a whole (any of the foregoing, a "Material Adverse Effect"); and

               (d) The security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those permitted hereunder and those the Bank consents to in writing; and

               (e) All Loan Documents are in full force and effect.

        4.3 Conditions Subsequent. If the Bank so requests, Solution 6 shall execute and deliver to the Bank a guaranty of the obligations under this Agreement and an opinion of counsel regarding the enforceability of such guaranty and other related matters, each in form and substance satisfactory to the Bank, within sixty (60) days after the closing of the transactions under the Merger Agreement, and Solution 6 shall thereafter be a Guarantor for all purposes of this Agreement.

                                    Article 5

                         REPRESENTATIONS AND WARRANTIES

        5.1 Representations and Warranties. The Borrower and EIG hereby, jointly and severally, represent and warrant as follows:

               (a) Organization. The Borrower, EIG and each of their respective Subsidiaries are duly organized, validly existing and in good standing under the laws of the state of their incorporation. The Borrower, EIG and each of their respective Subsidiaries are also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on their business in the locations and in the manner presently conducted, except to the extent the failure to be so authorized, qualified or licensed would not result in a Material Adverse Effect.

               (b) Authorization. The execution, delivery and performance by the Borrower and EIG of the Loan Documents, and the making of Borrowings hereunder, are within the Borrower's and EIG's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's or EIG's charter, by-laws or other organizational document or (ii) any law or regulation (including Regulations T, U and X) binding on or affecting the Borrower, EIG or their respective properties, and will not constitute an event of default under any material agreement to which Borrower or EIG is a party or by which their respective assets or properties may be bound.

               (c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to the Borrower), which reports will be made in the ordinary course of business, except for filings contemplated by the Loan Documents, is required for the due execution, delivery and performance by the Borrower, EIG or any of their respective Subsidiaries of the Loan Documents.

               (d) Validity. The Loan Documents are the binding obligations of the Borrower, EIG or other executing Person, if any, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

               (e) Financial Condition. The financial statements of EIG and its consolidated Subsidiaries as of December 31, 1999, for the fiscal year then ended, copies of which have been furnished to the Bank, fairly present the financial condition of EIG and its consolidated Subsidiaries as at such date and the results of the operations of EIG and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, consistently applied, and since December 31, 1999, there has been no material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and EIG and its Subsidiaries, taken as a whole.

               (f) Litigation. Except as set forth on Schedule 5.1(f), there is no known pending or threatened action or proceeding affecting the Borrower, EIG or any of their respective Subsidiaries before any court, governmental agency or arbitrator, which, if resolved adversely to the Borrower, EIG or such Subsidiary, could reasonably be expected to have a Material Adverse Effect.

               (g) Employee Benefit Plans. The Borrower, EIG and each of their respective ERISA Affiliates have fulfilled their obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code, and have not incurred any material liability with respect to any Plan under Title IV of ERISA. No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice. No action by the Borrower, EIG or any ERISA Affiliate of the Borrower or EIG to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA. No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

               (h) Disclosure. No representation or warranty of the Borrower, EIG or any of their respective Subsidiaries contained in this Agreement or any other document, certificate or written statement furnished to the Bank by or on behalf of the Borrower, EIG or such Subsidiary for use in connection with the transactions contemplated by this Agreement contains, as of the date furnished, any known untrue statement of a material fact or omits to state a known material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower, EIG or such Subsidiary (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Borrower or EIG and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Bank for use in connection with the transactions contemplated hereby.

               (i) Environmental Matters. Except as set forth in Schedule 5.1(i) hereto, neither the Borrower, EIG nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower, EIG or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in liability to the Borrower, EIG or any Subsidiary in an amount exceeding $200,000 for all such violations; and the unresolved violations set forth in said Schedule 5.1(i) will not result in liability to the Borrower, EIG or any Subsidiary in an amount exceeding $200,000 for all such unresolved violations. Except as set forth in said Schedule, no employee or other person has made a claim or demand against the Borrower, EIG or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof; and the unsatisfied claims or demands against the Borrower, EIG or any Subsidiary set forth in said Schedule 5.1(i) will not result in uninsured liability to the Borrower, EIG or any Subsidiary in an amount exceeding $200,000 in excess of reserves on the books of the Borrower or EIG for all such unsatisfied claims or demands. Except as set forth in said
Schedule 5.1(i), neither the Borrower, EIG nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water; and the outstanding related charges set forth in said Schedule 5.1(i) will not result in liability to the Borrower, EIG or any Subsidiary in an amount exceeding $200,000 for all such outstanding charges.

               (j) Employee Matters. There is no known strike or work stoppage in existence or threatened involving the Borrower, EIG or their respective Subsidiaries that could reasonably be expected to have a material Adverse Effect.

               (k) Solvency. Borrower, EIG and each of their respective Subsidiaries are each Solvent.

               (l) Title to Properties. Borrower, EIG and each of their respective Subsidiaries have good and marketable title to all of their respective material properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Bank and such others as are permitted under Section 6.2(d) hereof.

               (m) Tax Returns. Borrower, EIG and each of their respective Subsidiaries have filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by them (without requests for extension except as previously disclosed in writing to Bank). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Except as set forth in Schedule 5.1(m), Borrower, EIG and each of their respective Subsidiaries have paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by them, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, EIG or any Subsidiary and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

               (n) Compliance with Other Agreements and Applicable Laws. Neither Borrower, EIG nor any of their respective Subsidiaries is in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower, EIG and each of their respective Subsidiaries are in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

                                    Article 6

                                    COVENANTS

        6.1 Affirmative Covenants. So long as any Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower and EIG will (jointly and severally), unless the Bank shall otherwise consent in writing:

               (a) Financial Information. Furnish or cause to be furnished to the Bank:

                      (i) as soon as available, but in any event within 120 days after the end of each fiscal year of EIG, (A) a copy of EIG's audited consolidated balance sheet of itself and its consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income and retained earnings (or comparable statement) employed in the business and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Bank, and, if prepared, such accountants' letter to management, and (B) a copy of the consolidating balance sheets and income statements prepared by EIG and in connection with the statement provided in subpart (A) above;

                      (ii) as soon as available, but in any event within 45 days after the end of each fiscal quarter, EIG's unaudited consolidated and consolidating balance sheets of itself and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and retained earnings (or comparable statement) and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of EIG as being fairly stated in all material respects subject to year end adjustments; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Bank and in accordance with GAAP (subject to the absence of notes required by GAAP and subject to year-end adjustments) applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein);

                      (iii) as soon as available, copies of all reports which the Borrower or EIG sends to its security holders generally, and copies of all reports and registration statements (other than on Form S-8) which EIG, the Borrower or any Subsidiary files with the S.E.C. or any national securities exchange; and

                      (iv) together with each delivery of financial statements of EIG and its Subsidiaries pursuant to subdivisions (i) and (ii) above, a certificate, executed by each of the Borrower's and EIG's respective chairman of the board (if an officer) or their respective president or one of their respective vice presidents or by their respective chief financial officer demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6.2 hereof and stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower, EIG and their respective Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action EIG or Borrower has taken, is taking and proposes to take with respect thereto.

                (b) Notices and Information. Deliver to the Bank:

                      (i) promptly upon the Borrower or EIG obtaining knowledge
(A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) that any Person has given any notice to the Borrower, EIG or any Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.1(e), (C) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower, EIG or any of their respective Subsidiaries equal to or greater than $200,000 or any adverse determination in any litigation involving a potential liability of the Borrower, EIG or any of their respective Subsidiaries equal to or greater than $200,000, or (D) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower, EIG and its Subsidiaries, taken as a whole, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower or EIG has taken, is taking and proposes to take with respect thereto;

                      (ii) promptly upon becoming aware of the occurrence of or forthcoming occurrence of (A) any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice, (B) any action by the Borrower, EIG or any ERISA Affiliate of the Borrower or EIG to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA, (C) any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA, or (D) the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken and the nature of planned termination claimed noncompliance, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

                      (iii) promptly, and in any event within 30 days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower, EIG or any of their respective Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or byproduct thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, EIG, their respective Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Internal Revenue Code; and

                      (iv) promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower, EIG and their respective Subsidiaries as the Bank may reasonably request.

               (c) Corporate Existence, Etc. At all times preserve and keep in full force and effect their and their respective Subsidiaries' corporate existence and rights and franchises material to their business and those of each of their respective Subsidiaries, except as otherwise permitted by Section 6.2(f) hereof.

               (d) Payment of Taxes and Claims. Pay, and cause each of their respective Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon either of them or any of their respective properties or assets or in respect of any of their respective franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of their respective properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

               (e) Maintenance of Properties; Insurance. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower, EIG and their respective Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower and EIG will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business and the properties and business of their respective Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. The Borrower and EIG will comply with any other insurance requirement set forth in any other Loan Document and, upon the request of the Bank, deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

               (f) Inspection. Permit any authorized representatives designated by the Bank to visit and inspect any of the properties of the Borrower, EIG or any of their respective Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

               (g) Compliance with Laws Etc. Exercise, and cause each of their respective Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all rules and regulations of regulatory authorities, and all environmental laws, rules, regulations and orders, noncompliance with which would have a Material Adverse Effect.

               (h) Hazardous Waste Studies. Promptly, and in any event within thirty (30) days after submission, provide the Bank with copies of all such investigations, studies, samplings and testings as may be requested by any governmental or regulatory authority relative to any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at or affecting any real property or any facility owned, leased or used by the Borrower, EIG or any Subsidiary.

               (i) Books and Records. Borrower and EIG will, and will cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable law shall be made of all dealings and transactions in relation to their businesses and activities.

               (j) Minimum Cash Collateral. Borrower will at all times maintain an aggregate of Five Million Dollars ($5,000,000) in a certificate of deposit or money market instrument at the Bank.

               (k) Year 2000 Compliance. Perform all acts reasonably necessary to ensure that Borrower, EIG and their respective Subsidiaries and any business in which Borrower, EIG or a Subsidiary holds a substantial interest are Year 2000 Complaint. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower and EIG shall, promptly upon request, provide to Bank such certifications or other evidence of Borrower's and EIG's compliance with the terms hereof as Bank may from time to time reasonably require.

               (l) Additional Information. Promptly provide the Bank with such other information, approvals, opinions or documents as the Bank may reasonably request, including, without limitation, information regarding any litigation (actual or contingent), material contracts, debt agreements, property ownership information, environmental liabilities, contingent liabilities and information with respect to the capital structure of Borrower and each of the Guarantors.

        6.2 Negative Covenants. So long as any Note shall remain unpaid or the Bank shall have any Commitment hereunder, neither Borrower nor EIG will, without the written consent of the Bank:

               (a) Consolidated Leverage Ratio. At the end of any fiscal quarter of EIG, permit the Consolidated Leverage Ratio to be greater than 2.50:1.00.

               (b) Total Liabilities to Consolidated Tangible Net Worth Ratio. At any time, permit the ratio of total liabilities of EIG and its consolidated Subsidiaries (as determined in accordance with GAAP) to Consolidated Tangible Net Worth to be greater than 1.50 to 1.00.

               (c) Consolidated Quick Ratio. At the end of any fiscal quarter of the EIG, permit the Consolidated Quick Ratio to be less than 2.00:1.00.

               (d) Liens Etc. Create or suffer to exist, or permit any of their respective Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of their respective properties, whether now owned or hereafter acquired, or assign, or permit any of their respective Subsidiaries to assign, any right to receive income, in each case to secure any indebtedness of any Person other than (i) Liens in favor of the Bank; (ii) Liens reflected on
Schedule 6.2(d) hereto; (iii) purchase money Liens upon or in any property acquired or held by the Borrower, EIG or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property as permitted by Section 6.2(e)(v) hereof: provided that such purchase money Liens may not exceed an aggregate of One Million Dollars ($1,000,000) at any one time; (iv) mechanics, materialmen, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (v) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business; (vi) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (vii) any judgment Lien not constituting an Event of Default under Section 7.1(g) hereof that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (viii) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases; and (ix) with respect to any real property occupied by EIG or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes; provided that the Liens permitted by clauses (iv) through (vi) do not, individually or in the aggregate result in a Material Adverse Effect.

               (e) Debt. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any direct or contingent indebtedness, liabilities or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent, except for (i) acquiring goods, supplies or merchandise on normal trade credit,
(ii) endorsing negotiable instruments received in the usual course of business,
(iii) obtaining surety bonds in the usual course of business, (iv) the indebtedness of Borrower or EIG existing as of, and disclosed to Bank prior to the date of this Agreement, (v) secured indebtedness for purchase money financing of equipment which is permitted under Section 6.2(d)(iii) hereof not to exceed an aggregate of One Million Dollars ($1,000,000) at any time, (vi) unsecured inter-company indebtedness with respect to advances permitted under Sections 6.2(g)(iv) and 6.2(g)(v) hereof, and (vii) lease obligations for operating leases entered into in the ordinary course of business.

               (f) Consolidation, Merger or Dissolution, Asset Acquisitions. (i) Consolidate with or merge into any other corporation or entity, except that, so long as no Event of Default exists after giving effect to the transaction, (A) any corporation or entity engaged in the same or a similar business to that of Borrower may consolidate with or merge into the Borrower or EIG, provided that such consolidation or merger is a result of a Permitted Acquisition, (B) any Subsidiary of EIG may merge or consolidate with or into EIG (provided the surviving entity is EIG), the Borrower (provided the surviving entity is the Borrower), or another Subsidiary of EIG (provided the surviving entity is a Guarantor), and (C) EIG may merge with a Subsidiary of Solution 6 pursuant to the Merger Agreement (provided that the surviving entity is EIG), (ii) except for Permitted Acquisitions, purchase or acquire all the assets or substantially all the assets of another Person, (iii) wind up, liquidate or dissolve, or (iv) agree to do any of the foregoing.

               (g) Loans, Investments, Secondary Liabilities. Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, except that the Borrower, EIG and their respective Subsidiaries may:

                      (i) own, purchase or acquire time deposits and certificate of deposit issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000, commercial paper rated Standard & Poor's A-1 or Moody's P-1 or better or with a split rating so long as the lower rating is not below Standard & Poor's A-2 or Moody's P-2, municipal bonds rated Standard & Poor's AA or Moody's Aa or better, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America;

                      (ii) continue to own the existing capital stock of the Borrower's or EIG's Subsidiaries and create (or, in connection with a Permitted Acquisition, acquire) new Subsidiaries, provided that such new Subsidiary shall execute and deliver such guaranties and security agreements with respect to the obligations of Borrower hereunder as Bank shall require;

                      (iii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                      (iv) allow the Borrower's or EIG's Subsidiaries to make or permit to remain outstanding advances from the Borrower's or EIG's Subsidiaries to the Borrower or EIG;

                      (v) make or permit to remain outstanding loans or advances to the Borrower's or EIG's Subsidiaries, provided the Subsidiary receiving any such loan or advance is a Subsidiary Guarantor;

                      (vi) make or permit to remain outstanding loans and advances to any of its officers, directors and shareholders or enter into or permit to remain outstanding guarantees in connection with the obligations of any of its officers, directors and shareholders, in an aggregate amount for all such loans, advances and guarantees not exceeding Five Hundred Thousand Dollars ($500,000) outstanding at any time;

                      (vii) purchase or acquire all the capital stock of another Person in connection with a Permitted Acquisition; and

                      (viii) incur prepaid expenses in the ordinary course of business.

               (h) Asset Sales. Convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of their or any Subsidiary's business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, except for the sale, lease or other disposition of assets by a Subsidiary of EIG to EIG or to another Subsidiary that is a Guarantor.

               (i) Dividends and Redemptions. Authorize, declare or pay any dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock, except that (i) Borrower may authorize, declare or pay dividend payments or other distributions payable solely in shares of capital stock, (ii) any Subsidiary may authorize, declare or pay dividend payments or other distributions to EIG or another Subsidiary of EIG, provided that the Subsidiary receiving any such payment or distribution is a Subsidiary Guarantor, and (iii) if the Merger Agreement expires or is terminated without the contemplated merger being consummated, EIG may at any time after such expiration or termination repurchase shares of its capital stock in an amount not to exceed Five Million Dollars ($5,000,000.00) in the aggregate during the term of this Agreement.

               (j) Transactions with Affiliates. Neither Borrower, EIG nor any of their respective Subsidiaries shall enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's, EIG's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower, EIG or such Subsidiary than Borrower, EIG or such Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated person.

               (k) Restructure. Make any change in capital structure of Borrower or EIG except in connection with the closing of the transactions under the Merger Agreement, the principal nature of Borrower's or EIG's business operations (taken as a whole), or the date of their fiscal year except in connection with the closing of the transactions under the Merger Agreement.

                                    Article 7

                                EVENTS OF DEFAULT

        7.1 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

               (a) The Borrower shall fail to pay any installment of principal or interest or any other amount payable hereunder when due; or

               (b) Any representation or warranty made by the Borrower or EIG herein or by the Borrower or EIG (or any of their respective Subsidiaries or officers) in any other Loan Documents or in any certificate or instrument delivered pursuant to this Agreement or any other Loan Documents shall prove to have been incorrect in any material respect when made; or

               (c) The Borrower or EIG shall fail to perform or observe any term, covenant or agreement contained in

Section 6.1(b), 6.1(c), 6.1(f), 6.1(j), 6.1(l) and 6.2 of this Agreement on its part to be performed or observed; or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall continue for fifteen
(15) days; provided that such fifteen (15) day period shall not apply in the case of any failure to observe any such term, covenant, condition or provisions which is not capable of being cured at all or within such fifteen (15) day period; or

               (d) The Borrower, EIG or any of their respective Subsidiaries shall default in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived within any applicable grace period; or

               (e) (i) The Borrower, EIG or any of their respective Subsidiaries shall (A) fail to pay any principal of, or premium or interest on, any indebtedness, the aggregate outstanding principal amount of which is at least Two Hundred Thousand Dollars ($200,000) (excluding indebtedness evidenced by the Notes), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness or material to the performance, business, property, assets, condition (financial or otherwise) or prospects of the Borrower, EIG and their respective Subsidiaries taken as a whole, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

               (f) (i) The Borrower, EIG or any of their respective Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, EIG or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, EIG or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unhanded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower, EIG or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower, EIG or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and (iii) above; or (v) the Borrower, EIG or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

               (g) One or more judgments or decrees shall be entered against the Borrower, EIG or any of their respective Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or reserves) equal to or greater than Five Hundred Thousand Dollars ($500,000) and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

               (h) Any guaranty, if any, for any reason other than satisfaction in full of all obligations of the Borrower under the Loan Documents, ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under such guaranty or gives notice to such effect and any such cessation, declaration or denial shall not have been rescinded, and such guarantee reaffirmed, to the satisfaction of the Bank within thirty (30) days after the Borrower knows of such development; or

               (i) The occurrence of any one or more of the following events with respect to the Borrower, EIG or any ERISA Affiliate of Borrower or EIG provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower, EIG or any ERISA Affiliate of Borrower or EIG to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a Material Adverse Effect: (A) a reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (B) any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower, EIG or any ERISA Affiliate of Borrower or EIG; or

               (j) There shall be instituted against the Borrower, EIG or any Subsidiary, or against any Guarantor, any proceeding for which forfeiture of any property having an aggregate value of $500,000 or more is a potential penalty and such proceeding remains undismissed, undischarged or unbonded for a period of thirty (30) days from the date the Borrower or EIG knows of such proceeding; or

               (k) A Change of Control or Management Change of Control shall have occurred; or

               (l) The occurrence of any event which the Bank shall determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of the Borrower or any of the Guarantors to perform their obligations to the Bank or which has, or could reasonably be expected to have, a material adverse effect on the performance, business, property, assets, operations, condition (financial or otherwise) or prospects of Borrower and of the Guarantors taken as a whole.

        Then, (i) upon the occurrence of any Event of Default described in clause (f) above, the Commitment shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other amounts owing under the Loan Documents shall automatically become due and payable, and (ii) upon the occurrence of any other Event of Default, the Bank may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including, without limitation, the right to resort to any or all security for any credit accommodation from the Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank in connection with each of the Loan Documents may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Notwithstanding any other provision of this Agreement, including Section 8.2, notices to the Borrower under this Section shall be communicated in writing (including facsimile transmissions).

                                    Article 8

                                  MISCELLANEOUS

        8.1 Amendments, Etc. No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        8.2 Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed or sent by facsimile or delivered, if to the Borrower or EIG, at their address set forth on the signature page hereof; and if to the Bank, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective when sent by facsimile, or three days after such notice or communication is deposited in the mails, except that notices and communications to the Bank pursuant to Article II or VII shall not be effective until received by the Bank.

        8.3 Right of Setoff: Security Interest in Deposit Accounts. Upon and only after the occurrence of any uncured Event of Default, the Bank is hereby authorized by the Borrower or EIG, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Bank to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank in its sole discretion may elect. The Borrower or EIG hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank and with any other financial institution. The Bank is authorized to debit any account maintained with it by the Borrower for any amount of principal, interest or fees which are then due and owing to the Bank. The Bank agrees promptly to notify the Borrower after any such setoff, application or debit; provided, however, that the failure to give such notice shall not affect the validity of such setoff, application or debit.

        8.4 No Waiver; Remedies. No failure on the part of either party hereto to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        8.5 Costs and Expenses. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and each other of the Loan Documents, and the preparation of any amendments and waivers hereto and thereto,
(b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or the restructuring of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief.

        8.6 Participations. The Bank may sell, assign, transfer, negotiate or grant participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; provided further that in the case of any sale, assignment or transfer, unless an Event of Default shall have occurred and be continuing, the Borrower shall have furnished its prior written consent thereto (such consent not to be unreasonably withheld); and provided further that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Bank may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower, EIG or any of their Subsidiaries, provided that such actual or proposed assignee or participant agrees in writing to keep such information confidential to the same extent required of the Bank under Section 8.14 hereof.

        8.7 Effectiveness: Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, EIG and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower, EIG the Bank and their respective successors and assigns, except that the Borrower or EIG shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

        8.8 Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

               (a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

               (b) Borrower, EIG and Bank irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles and the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above.

               (c) Borrower and EIG hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Bank's option, by service upon Borrower in any other manner provided under the rules of any such courts.

               (d) BORROWER, EIG AND BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, EIG AND BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, EIG OR BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

               (e) Bank shall not have any liability to Borrower or EIG (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or EIG in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

        8.9 Waiver of Notices. Borrower and EIG each hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the obligations, and any and all other demands and notices of any kind or nature whatsoever with respect to the obligations and this Agreement, except such as are expressly provided for herein. No notice to or demand on

Borrower or EIG which Bank may elect to give shall entitle Borrower or EIG to any other or further notice or demand in the same, similar or other circumstances.

        8.10 Destruction of Borrower's Documents. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower or EIG. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

        8.11 Entire Agreement. This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

        8.12 Separability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        8.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        8.14 Confidentiality. The Bank agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of EIG, the Borrower or any of their Subsidiaries in connection with this Agreement or any other Loan Document; provided, however, that the Bank may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (ii) at the demand or request of any bank regulatory authority, court or other governmental authority or regulatory body having jurisdiction over the Bank, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable law, regulation or order, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Loan Document or any other litigation or proceeding related hereto or to which it is a party, (iv) to the extent the same has become publicly available other than as a result of a breach of this Agreement, and (v) to actual or prospective assignees or participants in accordance with the provisions of Section 8.6 hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



MELLON BANK, N.A.                      ELITE INFORMATION SYSTEMS, INC.,
                                       a California corporation


By:                                    By:
Name: Abdi Rais                        Name:
Title:   First Vice President          Title:


                                       By:
                                       Name:
                                       Title:
                                       Address:
Middle Market Banking                  5100 West Goldleaf Circle, Suite 100
400 South Hope Street                  Los Angeles, California  90056-1271
5th Floor Los Angeles,                 Attention:  Barry D. Emerson
   California 90071                                Chief Financial Officer
Attention:  Abdi Rais

                                       ELITE INFORMATION GROUP, INC.
                                       a Delaware corporation


                                       By:
                                       Name:
                                       Title:


                                       By:
                                       Name:
                                       Title:
                                       Address:

                                       5100 West Goldleaf Circle, Suite 100
                                       Los Angeles, California  90056-1271
                                       Attention:  Barry D. Emerson
                                                  Chief Financial Officer